Exhibit 10.18

FORGE GLOBAL HOLDINGS, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Forge Global Holdings, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) formalizes the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2022 Stock Option and Incentive Plan, as amended from time to time (the “Plan”), or if the Plan is no longer in use at the time of an equity award, the meaning given such term or any similar term in the equity plan then in place under which such equity award is granted. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

1.CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $35,000. There are no per-meeting attendance fees for attending Board meetings.

Committee Annual Cash Retainer

Each Outside Director who serves as the Chairperson of the Board, the Lead Independent Director, or the Chair or a member of a committee of the Board will be eligible to earn additional annual fees (paid quarterly in arrears on a prorated basis) as follows:

Chairperson of the Board	$30,000
Lead Independent Director	$16,500
Chair of Audit Committee	$20,000
Member of Audit Committee	$10,000
Chair of Compensation Committee	$12,000
Member of Compensation Committee	$6,000
Chair of Nominating and Corporate Governance Committee	$8,000
Member of Nominating and Corporate Governance Committee	$4,000
Chair of Risk Committee	$8,000
Member of Risk Committee	$4,000

For clarity, each Outside Director who serves as the Chair of a committee will receive only the annual fee as the Chair of the committee and will not also receive the additional annual fee as a member of the committee. In addition to the above standing committees, the Board may also establish various ad hoc committees from time to time to accomplish a specific goal or purpose. Effective as of the initial effective date of this Policy (the “Effective Date”), Outside Directors who serve on such ad hoc committees may be compensated up to 1) $1,500 per committee meeting attended, or such lesser amount as determined by the Board, or 2) additional annual fees (paid quarterly in arrears on a prorated basis) of up to $10,000 for each ad hoc committee on which they serve, or such lesser amount as determined by the Board.

Outside Directors may also serve on the board of directors (or equivalent governing body) of any subsidiary of the Company from time to time (each, a “Subsidiary Board”). Effective as of the Effective Date, Outside Directors are eligible to earn additional annual fees (paid quarterly in arrears on a prorated basis) of up to $20,000 for each Subsidiary Board on which they serve, or such lesser amount as determined by the Board.

Payment

A quarterly portion of each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter, and such payment shall be made no later than 30 days following the end of such immediately preceding fiscal quarter. For purposes of clarification, an Outside Director who has served as an Outside Director, or as a member of an applicable committee (or chair thereof) or Subsidiary Board during only a portion of the relevant Company fiscal quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities. For purposes of clarification, an Outside Director who has served as an Outside Director, or as a member of an applicable committee (or chair thereof) or Subsidiary Board, as applicable, during only a portion of the relevant Company fiscal quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities.

2.EQUITY COMPENSATION

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be made in accordance with the following provisions, except as otherwise provided herein:

a.No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of shares of Stock (“Shares”) to be covered by such Awards.

b.Initial Award. Each individual who first becomes an Outside Director beginning from and following the Amendment Date will be granted a one-time Award of Restricted Stock Units covering Shares that have a grant date Fair Market Value equal to $240,000 (each, an “Initial Award”). Each Initial Award will be granted as soon as practicable by the Board after the date on which such individual first becomes an Outside Director (the “Start Date”), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award. Subject to Section 3 of this Policy, 1/12th of the Shares subject to each Initial Award will vest and settle beginning on the first Quarterly Vesting Date occurring after the applicable Outside Director’s Start Date and each Quarterly Vesting Date thereafter, until the Initial Award is fully vested, in each case subject to the Outside Director maintaining a Service Relationship through the applicable vesting date. For the purposes of this Policy, Quarterly Vesting Dates are defined as March 1, June 1, September 1, and December 1 of a given year.

c.Annual Award. On the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”), each Outside Director will be granted Restricted Stock Units (each, an “Annual Award”) covering Shares that have a grant date Fair Market Value equal to $170,000; provided that the first Annual Award granted to an individual who first becomes an Outside Director will have a Fair Market Value equal to the product of (i) $170,000 multiplied by (ii) a fraction, (A) the numerator of which is the number of fully completed days between the applicable Start Date and the date of the first Annual Meeting to occur after such individual first becomes an Outside Director, and (B) the denominator of which is 365; and provided further that any resulting fraction shall be rounded down to the nearest whole Share. Subject to Section 3 of this Policy, each Annual Award will vest and settle as to 1/4th of the Shares subject to the Annual Award beginning on the first Quarterly Vesting Date occurring after the date of the applicable Annual Meeting and each Quarterly Vesting Date thereafter, until the Annual Award is fully vested, in each case subject to the Outside Director maintaining a Service Relationship through the applicable vesting date. For the avoidance of doubt, an Outside Director who is first appointed to the Board at an Annual Meeting is entitled to receive an Initial Award but shall not receive an Annual Award until their next Annual Meeting.

d.Fair Market Value. For purposes herein, “Fair Market Value” shall have the meaning set forth in the Plan, provided that, in lieu of referencing the Company’s closing price on such date, “Fair Market Value” shall be determined on the basis of the trailing 20 trading day period ending on the last day immediately prior to the grant date, unless determined by the Board at or prior to the time of grant.

3.SALE EVENT

In the event of a Sale Event, each Outside Director will fully vest in his or her outstanding Company equity awards, including any Initial Awards or Annual Awards, and all restrictions on Restricted Stock Units will lapse provided that the Outside Director continues to be an Outside Director through such date.

4.ANNUAL COMPENSATION LIMIT

No Outside Director may be paid, issued, or granted, in any fiscal year of the Company (“Fiscal Year”), cash compensation and equity awards (including any Awards issued under this Plan) with an aggregate value greater than $1,000,000 for such Outside Director’s first year of service or $750,000 in any subsequent year (with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)). Any cash compensation paid or Awards granted to an individual for his or her services as a Company employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 4.

5.TRAVEL EXPENSES

Each Outside Director’s reasonable, customary, and documented travel expenses to Board meetings will be reimbursed by the Company.

6.ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

7.ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

8.SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Fiscal Year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

9.REVISIONS

The Board may amend, alter, suspend, or terminate this Policy at any time and for any reason. No amendment, alteration, suspension, or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

Unless otherwise required by applicable law, this Policy shall not be subject to approval by the Company’s stockholders, including, for the avoidance of doubt, as a result of or in connection with an action taken with respect to this Policy as contemplated in Section 9 hereof.

Initially Adopted: June 1, 2022
Initially Effective: March 21, 2022
Amendment Date: December 10, 2024